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                                                                    Exhibit 21.1


                        Cumberland Bancorp, Incorporated
                              List of Subsidiaries

Wholly-Owned Bank Subsidiaries
         Bank of Dyer - Dyer, Tennessee
         BankTennessee - Collierville, Tennessee
         Cumberland Bank - Carthage, Tennessee
         The Community Bank - Nashville, Tennessee
         The Bank of Mason - Mason, Tennessee

Wholly-Owned Non-Bank Subsidiaries
         Cumberland Finance, Inc.
         Cumberland Mortgage, Inc.
         CBC Financial Services, Inc.
         Cumberland Life Insurance, Inc.
         FinanceTennessee
         Cumberland Capital Trust I
         Cumberland Capital Trust II